Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated May 9, 2025, except for the effects of the reverse stock split discussed in Note 2 to the financial statements, as to which the date is January 28, 2026, relating to the financial statements, which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-292633) of Eikon Therapeutics, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-292633) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 4, 2026